Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

Integral Systems Announces Financial Results for the First Quarter of 2004

Operating Income and Net Income Increased 48% and 38%, Respectively

Lanham, Md., February 9, 2004 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the first quarter of fiscal 2004. Revenues for the quarter were $20.1 million, up from $19.6 million in the first quarter of fiscal 2003 - an increase of 2.5%. Operating income also rose to $1.9 million for the quarter, versus $1.3 million in the first quarter of fiscal 2003 - an increase of approximately 48%.

Net income increased to $1.2 million in the first quarter of fiscal 2004 from $850,000 in the first quarter of fiscal 2003, an increase of 38%. On a fully diluted per share basis, net income increased to $.12 during the first quarter of fiscal 2004 from $.09 during the first quarter of fiscal 2003.

“We are pleased to see operating income growing faster than revenue on a quarter to quarter basis” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “We are also pleased that both SAT and Newpoint posted positive operating income for the quarter.”

“Although we were somewhat short of our planned operating income for the quarter, we nonetheless believe that we are on target to meet our previously announced guidance for the full fiscal year,” remarked Chamberlain. “Our first quarter results were in part negatively impacted by additional reserves taken on certain contracts with the National Oceanic and Atmospheric Administration (NOAA) that we hope will ultimately prove unnecessary later in the fiscal year.”

“Meanwhile, our Air Force business in the core command and control segment and our RT Logic subsidiary continue to lead the way for the Company in terms of both revenue growth and profitability,” stated Chamberlain. “Our goal is to further capitalize on our first operational release of the CCS-C system to the Air Force. We believe that our performance to date on that program is unprecedented in Air Force command and control procurements due to our on-schedule, on-budget delivery made in September 2003.”

The Company also announced that its Board of Directors has declared a cash dividend of $.03 per share to all stockholders of record as of the close of business on March 3, 2004. The dividend is scheduled to be paid on or about March 30, 2004.

Mr. Chamberlain will host a conference call Wednesday, February 11, 2004 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company prospects. To participate or listen to the call, dial 888-313-7820. A replay of the conference call can be heard February 11, 2004 from 12:30 p.m. ET through Friday, February 13, 2004 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21183848.

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Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

The Company’s subsidiary, SAT Corporation, provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc. subsidiary, the Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 360 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter Ended December 31, 2003 and 2002

	Three Months Ended December 31,
	2003	2002
	(unaudited)	(unaudited)
Revenue	$20,054,301	$19,569,781
Total Cost of Revenue	13,429,586	13,953,402

Gross Margin	6,624,715	5,616,379

Operating Expenses
SG&A	2,856,443	2,734,456
Research & Development	791,241	529,617
Product Amortization	761,381	747,231
Intangible Asset Amortization	322,265	322,265

Total Operating Expenses	4,731,330	4,333,569

Income from Operations	1,893,385	1,282,810

Interest income	169,086	165,259
Other Income (Expense)	(199,195)	(172,155)

Income Before Income Taxes	1,863,276	1,275,914

Income Taxes	689,465	426,106

Net Income	$1,173,811	$849,808

Weighted Average Number of Common Shares Outstanding During Period	9,730,977	9,699,729

Earnings Per Share (Basic)	$0.12	$0.09

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,004,583	9,743,439

Earnings Per Share (Diluted)	$0.12	$0.09

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